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Exhibit 21.1

Subsidiaries of Edgen Corporation

Edgen Louisiana Corporation, a Louisiana corporation

Edgen Alloy Products Group, L.L.C., a Louisiana limited liability company

Edgen Carbon Products Group, L.L.C., a Louisiana limited liability company

Edgen Canada Inc., an Alberta corporation

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Exhibit 21.1
Subsidiaries of Edgen Corporation